Exhibit 5.1
FREDRIKSON & BYRON, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
Telephone: (612) 492-7000
Facsimile: (612) 492-7077
August 9, 2007
Iowa Telecommunications Services, Inc.
115 S. Second Avenue West
Newton, Iowa 50208
     Re:       Registration Statement on Form S-8
Ladies/Gentlemen:
     We are acting as corporate counsel to Iowa Telecommunications Services, Inc. (the “Company”) in connection with the original registration by the Company on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) of an aggregate of 500,000 shares (the “Shares”) of Company Common Stock issuable pursuant to the Company’s 2007 Employee Stock Purchase Plan (the “Plan”).
     In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:
1.	The Company’s Amended and Restated Articles of Incorporation.

2.	The Company’s Amended and Restated Bylaws.

3.	Certain corporate resolutions adopted by the Board of Directors of the Company (the “Board”) pertaining to the adoption of the Plan.

4.	The Plan.

5.	The Registration Statement.
     Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, and assuming the receipt, and the Board’s determination of the adequacy, of the consideration to be provided for the Shares pursuant to the Plan it is our opinion as of this date that:
1.	The Shares are validly authorized by the Company’s Articles of Incorporation.

2.	Upon issuance and delivery of the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, FREDRIKSON & BYRON, P.A.
By /s/ Steven J. Dickinson
Steven J. Dickinson, Vice President